Exhibit (8)(L)

AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment is entered into as of March 31, 2011, by and among Teachers Insurance and Annuity Association of America (the “Company”) on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A of the Agreement (as defined below) as may be amended from time to time (individually and collectively the “Account”), the TIAA-CREF Funds (the “Fund”), Teachers Advisors, Inc. (“Adviser”) and Teachers Personal Investors Services, Inc. (“Underwriter”).

RECITALS

WHEREAS, the parties entered into a Participation Agreement dated December 21, 2006, as amended (the “Agreement”);

WHEREAS, pursuant to the Agreement, the Company invests in shares of certain series of the Fund (the “Portfolios”) as funding vehicles for Accounts that issue variable annuity products to persons that are registered owners of such products on the books and records of the Company, and the Company, through the Account, maintains on the books of the Fund one or more account(s) that hold Shares of the Portfolios; and

WHEREAS, the parties desire to amend the Agreement as more particularly provided below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereby agree to amend the Agreement as follows:

1. Amendments.

(a) Recitals. The sixth recital is deleted in its entirety and replaced with the following:

WHEREAS, the Company has issued or will issue certain individual and group annuity contracts or certificates thereunder (the “Contracts”) set forth in Schedule A hereto (as it may be amended from time to time by mutual written agreement), designed to fund pension plans meeting the requirements of Internal Revenue Code Sections 401(a)/403(a), 403(b), 414(d), 415(m) and 457;

(b) Section 2.2. Section 2.2 is amended to add the following at the end:

Underwriter will inform Company as to the states and jurisdictions in which the Shares have been qualified for sale or are otherwise able to be sold under the respective securities laws of such states and jurisdictions.

Underwriter has provided Company with a list of such jurisdictions, as of the date of this Agreement. Underwriter hereby undertakes to advise Company promptly, in writing, of any changes to the list of jurisdictions.

(c) Article III. Article III is deleted in its entirety and replaced with the following:

ARTICLE III. Fund Documents and Proxy Statements; Voting

3.1.(a) For purposes of this Agreement, (i) the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498 of the 1933 Act, as amended (“Rule 498”) and (ii) the term “prospectus” shall collectively include the Fund’s current Summary Prospectus and the Fund’s current Statutory Prospectus including any updates/amendments thereto. The term “Fund Documents” shall mean those documents prepared by the Fund that, pursuant to Rule 498(e)(1) or any successor rule, must be publicly accessible, free of charge, at the Web site address specified on the cover page or at the beginning of the Summary Prospectus. Fund Documents include without limitation the Fund’s current Summary Prospectus, current Statutory Prospectus, current Statement of Additional Information (“SAI”), most recent annual and semi-annual reports to shareholders under Rule 30e-1 of the 1940 Act and amendments/updates to any of the foregoing.

3.1(b) The Fund and its Underwriter represent and warrant that the Summary Prospectuses and the hosting of such Summary Prospectuses on the Web site (“Fund Documents Web Site”) maintained by the Fund or its agent where Contract owners and prospective Contract owners may access the Fund Documents will comply in all material respects with the requirements of Rule 498 or any successor rule applicable to the Fund. The Fund and its Underwriter represent and warrant that the url indicated on each Summary Prospectus will lead Contract owners directly to the Fund Documents Web Site used for hosting Summary Prospectuses and that the Fund Documents Web Site will host the current Fund Documents required to be posted in compliance with Rule 498 or any successor rule. The Fund will promptly notify the Company of any non-routine unavailability of the Fund Documents Web Site, whether for maintenance, disaster recovery or in response to attempted or actual security breaches by others. The Fund shall provide a toll-free number and/or e-mail address on the Fund Documents Web Site that is available at all times (7 days a week, 24 hours a day) to allow end-users to communicate error codes when trying to access Fund Documents. The Fund shall notify the Company of any known security attacks or breaches to the Fund Documents Web Site, including any threatened or suspected security breach, within 24 hours of detection. The Fund represents that it has prepared and shall hereafter maintain adequate disaster recovery plans and procedures with regard to the Fund Documents Web Site that meet the requirements of applicable law at its sole cost and expense.

3.1(c) The Fund and its Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contract owner requests for additional Fund Documents that may be made directly to the Fund, its Underwriter or one of their affiliates.

3.1(d) The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) or any successor rule involving Contract owner requests for additional Fund documents made directly to the Company or one of its affiliates.

3.1(e) The parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of Company. The Fund and its Underwriter may provide web links or urls to the Company for use with Company’s electronic delivery of Fund Documents or on the Company’s website. Company will be solely responsible for the maintenance of such web links. The Underwriter shall provide the Company with as many copies of the Fund Documents including without limitation the Fund’s current prospectus as the Company may reasonably request for use with Contract owners. If requested by the Company in lieu thereof, the Fund shall provide such documentation (including a final copy of the new prospectus on diskette at the Fund’s or Underwriter’s expense) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus for the Contracts and the Fund’s prospectus printed together in one document (such printing of the Fund’s prospectus and profiles for Contract owners to be at the Fund’s or Underwriter’s expense). The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498 or any successor rule.

3.1(f) If at any point the Fund determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Fund must provide the Company with at least sixty (60) days’ advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus, and to reprint any bound volume referred to in Section 3.1(e) above. The Fund or the Underwriter will bear the proportional cost associated with reprinting and rebinding any bound volume referred to in Section 3.1(e) above due to (i) the Fund’s decision to no longer use a Summary Prospectus or (ii) any material Fund event such as a merger or liquidation that would require updating under applicable law. After the termination of any notice period provided to the Company pursuant to this subsection, the Fund shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Agreement and Rule 498 or any successor rule for a minimum of 90 days, in order to comply with Rule 498(e)(1) or any successor rule.

3.1(g) The Fund will work with the Company so as to enable the Company to make changes to its prospectus or registration statement, in an orderly manner. The Fund will provide the Company with as much notice as is reasonably practicable of any material change to the Fund Documents, particularly any change resulting in a change to the registration statement or prospectus for any Portfolio used by an Account, in order to enable the Company to fulfill its obligations under this Agreement and applicable law. The Fund or Underwriter will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties at least one complete copy of all Fund Documents that relate to the Fund or its Shares no later than the date that such document is filed with the SEC. The Fund or Underwriter shall provide the Company with at least ten (10) Business Days advance written notice that a new version of a Fund Document will become available. The Fund or Underwriter shall provide the Company with reasonable advance written notice that a supplement will become available, provided, however, that such notice shall be reasonable in the circumstances. The Fund or Underwriter shall provide the Company with a copy, in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties, any supplement to any Fund Document no later than five (5) Business Days prior to the date that such supplement is filed with the SEC. The Fund or Underwriter will provide to the Company in PDF or camera-ready form and electronic form otherwise suitable for printing or duplication and as agreed to by the parties Fund profiles, proxy statements, sales literature and other promotional materials, applications for exemptions, and requests for no-action letters promptly after the filing of such document(s) with the SEC or other regulatory authorities.

3.2. The Fund shall provide the Company with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract.

3.3(a) The Fund, at its or the Underwriter’s expense, shall provide the Company with copies of its proxy materials, reports to shareholders, and other communications required by the Funds to be forwarded to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners. The Fund will provide the Company with as much notice as is reasonably practicable of any proxy solicitation for any Fund to enable it to solicit instructions from Contract owners, to the extent required by law. The Fund will work with the Company so as to enable the Company to solicit proxies from Contract owners in an orderly manner.

3.3(b) The Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Shares in accordance with instructions received from Contract owners; and

(iii)	vote Shares for which no instructions have been received in the same proportion as Shares of such portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company will vote Shares held in any segregated asset account in the same proportion as Shares of such portfolio for which voting instructions have been received from Contract owners, to the extent permitted by law.

(d) Section 4.1. Section 4.1 is amended to add the following at the end: “The Fund shall be entitled to review the Company’s placement of sales materials with the Summary Prospectus in order to examine the Company’s compliance with applicable laws.”

(e) Sections 4.4 – 4.8. Sections 4.4 – 4.8 are deleted in their entirety and replaced with the following:

4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in the registration statement and prospectus for the Contracts (which shall include without limitation an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as they may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5. For purposes of this Article IV, the phrase “sales literature and other promotional materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including without limitation brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund.

(f) Section 5.1. Section 5.1 is deleted in its entirety and replaced with the following:

5.1. All expenses incident to performance by the Fund under this Agreement or as required under applicable law shall be paid by the Fund. The Fund shall bear the expenses associated with production of Fund Documents and proxy statements required for Contract owners, as well as the delivery cost of sending such Fund Documents and proxy statement to existing Contract owners, and the production and delivery costs of sales literature and other promotional materials created by the Fund that are distributed to the Company.

(g) Section 5.4. Section 5.4 is deleted in its entirety and replaced with the following:

5.4. All expenses incident to performance by the Underwriter under this Agreement or applicable law shall be paid by the Underwriter. Except as noted in Section 5.1, all expenses incident to performance by the Company under this Agreement or applicable law shall be paid by the Company.

(h) Section 9. Section 9 is amended to delete the notice address for the Company in its entirety and replace it with the following:

If to the Company:

Teachers Insurance and Annuity Association of America

Institutional Product Management

730 Third Avenue

New York, New York 10017

Attention: Managing Director, Product Management

(i) Section 10.2. Section 10.2 is deleted in its entirety and replaced with the following:

10.2 The parties will keep confidential any information regarding the Portfolios, the Contracts and the Contract owners received in connection with providing services and meeting their respective obligations hereunder, except: (a) as necessary to provide services under this Agreement or otherwise meet their respective obligations under this Agreement; (b) as necessary to comply with applicable law; and (c) information regarding the Portfolios which is otherwise publicly available. The parties will maintain internal safekeeping procedures to safeguard and protect the confidentiality of the data transmitted to another party or its designees or agents. In accordance with Section 248.11 of Regulation S-P (17 CFR 248.1–248.30) (“Reg S-P”), and any other applicable federal or state privacy laws and regulations, including without limitation 201 CMR 17.00 et seq. and applicable security breach notification regulations (collectively “Privacy Laws”). Each party shall use such data solely to effect the services contemplated herein, and none of the parties will directly, or indirectly through an affiliate, disclose any non-public personal information protected under Privacy Laws (“Non-public Personal Information”), received from another party to any person that is not an affiliate, designee or agent of the receiving party and provided that any such information disclosed to an affiliate designee or agent will be under the same limitations on use and non-disclosure and will comply with all legal requirements. The Fund, Underwriter and Adviser will not use information, including without limitation Non-public Personal Information, directly or indirectly provided to them by the Company or its designees or agents pursuant to this Agreement for the purpose of marketing to Contract owners or any other similar purpose. Except for confidential information consisting of Non-Public Personal Information, which will be governed in all respects in accordance with the immediately preceding sentence, confidential information does not include information which (i) was publicly known and/or was in the possession of the party receiving confidential information (the “Receiving Party”) from other sources prior to the Receiving Party’s receipt of confidential information from the party disclosing confidential information (the “Disclosing Party”), or (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its representatives, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source (other than the Disclosing Party) which, to the best of the Receiving Party’s knowledge is not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation to the Disclosing Party.

(j) Miscellaneous. The Agreement is amended to change all references to “National Association of Securities Dealers, Inc.” to “Financial Industry Regulatory Authority” and all references to “NASD” to “FINRA”.

(k) Schedule B. Schedule B of the Agreement is deleted in its entirety and replaced with Schedule B attached hereto.

2. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. Appendices, Schedules and Exhibits Incorporated. All appendices and schedules referenced in this Amendment are incorporated herein.

4. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

5. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

TIAA-CREF FUNDS		TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on behalf of itself and each segregated asset account set forth on Schedule A

By:	/s/ Phillip G. Goff	By:	/s/ Timothy G. Walsh
Print Name:	Phillip G. Goff	Print Name:	Timothy G. Walsh
Title:	Treasurer	Title:	Managing Director

TEACHERS PERSONAL INVESTORS SERVICES, INC.		TEACHERS ADVISORS, INC.

By:	/s/ Keith Rauschenbach	By:	/s/ Carol Deckbar
Print Name:	Keith Rauschenbach	Print Name:	Carol Deckbar
Title:	President	Title:	SVP, Investment Products

SCHEDULE A

Separate Accounts of the Company

TIAA Separate Account VA-3

Dated: March 31, 2011

Schedule B

Designated Portfolios and Classes

	TIAA-CREF Funds	Ticker Symbol
1	International Equity - Institutional Class	TIIEX
2	Growth & Income - Institutional Class	TIGRX
3	Large-Cap Value - Institutional Class	TRLIX
4	Social Choice Equity - Institutional Class	TISCX
5	Mid-Cap Growth - Institutional Class	TRPWX
6	Mid-Cap Value - Institutional Class	TIMVX
7	Small-Cap Equity - Institutional Class	TISEX
8	International Equity Index - Institutional Class	TCIEX
9	Large-Cap Growth Index - Institutional Class	TILIX
10	S&P 500 Index - Institutional Class	TISPX
11	Equity Index - Institutional Class	TIEIX
12	Large-Cap Value Index - Institutional Class	TILVX
13	Bond Index - Institutional Class	TBIIX
14	Emerging Markets Equity - Institutional Class	TEMLX
15	Emerging Markets Equity Index - Institutional Class	TEQLX
16	Small-Cap Blend Index - Institutional Class	TISBX
17	Real Estate Securities - Institutional Class	TIREX
18	Bond - Institutional Class	TIBDX
19	Inflation-Linked Bond - Institutional Class	TIILX
20	Money Market - Institutional Class	TCIXX
21	Large-Cap Growth - Institutional Class	TILGX
22	High-Yield - Institutional Class	TIHYX
23	Bond Plus - Institutional Class	TIBFX
24	Short-Term Bond - Institutional Class	TISIX
25	Lifecycle 2010 - Institutional Class	TCTIX
26	Lifecycle 2015 - Institutional Class	TCNIX
27	Lifecycle 2020 - Institutional Class	TCWIX
28	Lifecycle 2025 - Institutional Class	TCYIX
29	Lifecycle 2030 - Institutional Class	TCRIX
30	Lifecycle 2035 - Institutional Class	TCIIX
31	Lifecycle 2040 - Institutional Class	TCOIX
32	Lifecycle 2045 - Institutional Class	TTFIX
33	Lifecycle 2050 - Institutional Class	TFTIX
34	Lifecycle Retirement Income - Institutional Class	TLRRX

Dated: May 1, 2011

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